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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173520

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 18, 2011
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 29, 2011

20,000,000 Shares

Common Stock

        We are offering 20,000,000 shares of our common stock.

        Our common stock is listed on the NYSE Amex LLC under the symbol "KOG." The last reported sale price of our common stock on the NYSE Amex LLC on July 15, 2011 was $6.58 per share.

        The underwriters have an option to purchase a maximum of 3,000,000 additional shares to cover over-allotments of shares.

        Investing in our common stock involves risks. Please read "Risk Factors" beginning on page S-13 of this prospectus supplement and "Risk Factors" beginning on page 6 of the accompanying prospectus.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Kodiak Oil & Gas Corp.
Per Share	$	$	$
Total	$	$	$

        Delivery of the shares of common stock will be made on or about July              , 2011.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	KeyBanc Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is July     , 2011.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document is only accurate as of its date.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and accompanying prospectus are part of an automatic "shelf" registration statement on Form S-3, registration statement number 333-173520, as amended, that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may offer from time to time common stock, senior or subordinated debt securities (which may be guaranteed by our subsidiary) and warrants to purchase common stock. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this document or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus is accurate only as of the date of those respective documents. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled "Incorporation of Information by Reference."

        Market data and industry statistics used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein are based on independent industry publications, reports by market research firms and other published independent sources. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are credible, we have not independently verified the data or information obtained from these sources. Accordingly, investors should not place undue reliance on this information. By including such market data and information, we do not undertake a duty to update or provide that data in the future.

        As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus supplement and the accompanying prospectus incorporates by reference important information that is not contained in this prospectus supplement or the accompanying prospectus but that is contained in documents that we file with the SEC. You may read and obtain copies of these documents and the other reports we file with the SEC at the SEC's website, www.sec.gov, or at the SEC's offices described below under the heading "Where You Can Find More Information."

        Our functional currency is the United States dollar. All references to "dollars" or "$" in this prospectus supplement refer to United States or U.S. dollars unless specific reference is made to Canadian or CDN dollars.

        If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information discussed in this prospectus supplement, the accompanying prospectus, our filings with the SEC and our public releases include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped operated and non-operated acreage positions;

  •
  future capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;

  •
  unsuccessful drilling and completion activities and the possibility of resulting write-downs;

  •
  geographical concentration of our operations;

  •
  constraints imposed on our business and operations by our credit agreements and our ability to generate sufficient cash flows to repay our debt obligations;

  •
  availability of borrowings under our credit agreements;

  •
  increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

  •
  our ability to successfully drill wells that produce oil or natural gas in commercially viable quantities;

  •
  failure to meet our proposed drilling schedule;

  •
  financial losses and reduced earnings related to our commodity derivative agreements, and failure to produce enough oil to satisfy our commodity derivative agreements;

  •
  historical incurrence of losses;

  •
  adverse variations from estimates of reserves, production, production prices and expenditure requirements, and our inability to replace our reserves through exploration and development activities;

  •
  hazardous, risky drilling operations and adverse weather and environmental conditions;

  •
  limited control over non-operated properties;

  •
  reliance on a limited number of customers;

  •
  title defects to our properties and inability to retain our leases;

  •
  incorrect estimates of proved reserves, the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs of properties that we acquire;

  •
  our ability to successfully develop our large inventory of undeveloped operated and non-operated acreage;

  •
  our ability to retain key members of our senior management and key technical employees, and conflicts of interests with respect to our directors;

  •
  marketing and transportation constraints in the Williston Basin;

  •
  federal and tribal regulations and laws;

  •
  our current level of indebtedness and the effect of any increase in our level of indebtedness;

  •
  risks in connection with potential acquisitions and the integration of significant acquisitions;

  •
  price volatility of oil and natural gas prices, and the effect that lower prices may have on our net income and stockholders' equity;

  •
  a decline in oil or natural gas production or oil or natural gas prices, and the impact of general economic conditions on the demand for oil and natural gas and the availability of capital;

  •
  impact of environmental, health and safety, and other governmental regulations, and of current or pending legislation;

  •
  effects of competition;

  •
  effect of seasonal factors;

  •
  lack of availability of drilling rigs, equipment, supplies, insurance, personnel and oil field services;

  •
  further sales or issuances of common stock; and

  •
  our common stock's limited trading history.

        Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the SEC that are incorporated by reference herein and in the section entitled "Risk Factors" included elsewhere in this prospectus supplement. For additional information regarding risks and uncertainties, please read our filings with the SEC under the Securities Exchange Act of 1934 and the Securities Act of 1933, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Because this is only a summary, it does not contain all the information that may be important to you. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein, including our historical consolidated financial statements and the notes to those financial statements in our most recently filed annual report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the quarter ended March 31, 2011, together with the additional information described in this prospectus supplement under the headings "Where You Can Find More Information" and "Incorporation of Information by Reference." You should carefully consider the matters discussed under "Risk Factors" in this prospectus supplement. In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, the terms "Kodiak Oil & Gas," "Kodiak," "the Company," "we," "us" and "our" refer to Kodiak Oil & Gas Corp. and its consolidated subsidiary, Kodiak Oil & Gas (USA) Inc. Unless otherwise indicated, the information in this prospectus supplement assumes the underwriters do not exercise the over-allotment option.

OUR COMPANY

        Kodiak Oil & Gas Corp. is an independent energy company focused on the exploration, exploitation, acquisition and production of crude oil and natural gas in the United States. Our corporate strategy is to internally identify prospects, acquire lands encompassing those prospects and evaluate those prospects using subsurface geology and geophysical data and exploratory drilling. Using this strategy, we have developed an oil and natural gas portfolio of proved reserves, as well as development and exploratory drilling opportunities on high potential conventional and non-conventional oil and natural gas prospects.

        Our oil and natural gas reserves and operations are concentrated in two Rocky Mountain basins, the Williston Basin of North Dakota and Montana and the Green River Basin of Wyoming and Colorado. The most significant prospects in our portfolio are our assets in the Williston Basin of North Dakota and Montana. The principal target of drilling in the Williston Basin is the Bakken Shale hydrocarbon system highlighted by production from the Middle Bakken member, located between two Bakken shales that serve as the source rock, and the Three Forks member, positioned immediately below the Lower Bakken Shale.

        As of June 30, 2011, we had several hundred lease agreements representing approximately 190,000 gross (110,000 net) acres, primarily in the Williston Basin and Green River Basin. Our acreage at June 30, 2011 included approximately 150,000 gross (93,000 net) acres located in the Bakken oil play in North Dakota and Montana. Our leasehold interests in the Vermillion Basin total approximately 30,000 gross (7,000 net) acres as of June 30, 2011.

        During the first six months of 2011, we spud or participated in 21 gross wells (8 net) and completed 7 gross wells (2.9 net). In total, we anticipate drilling or participating in 42 gross wells (26 net) and completing 31 gross wells (20.4 net) during 2011. All of these wells are in our Williston Basin operating area.

        We are a Canadian corporation that is subsisting under the Business Corporation Act (Yukon Territory). Our principal executive office is located at 1625 Broadway, Suite 250, Denver, Colorado 80202, and our telephone number is (303) 592-8075. Information contained on or accessible through our website, www.kodiakog.com, is not part of this prospectus supplement or the accompanying prospectus.

BUSINESS STRATEGY

        Our business strategy is to create value for our stockholders by growing reserves, production volumes and cash flow utilizing advanced development, drilling and completion technologies to systematically explore for, develop and produce oil and natural gas reserves. Key elements of our business strategy include:

        Focus on Developing our Williston Basin Leasehold Position.    We intend to continue developing our acreage position in the Williston Basin in order to maximize the value of our resource potential. Due to the results from our producing wells and current commodity prices, we intend to concentrate the majority of our capital expenditures in the Williston Basin. We believe that our experience in the application of advanced drilling and completion techniques and access to drilling rigs provide us with a competitive advantage in developing our approximately 93,000 net acres prospective in the Bakken and Three Forks formations.

        Leverage our Experience in the Williston Basin.    We have continued to develop expertise in drilling and completion technologies in horizontal drilling and multi-stage isolated fracture stimulations. Our drilling and completion techniques in the Williston Basin have evolved from drilling and completing long single and multi-lateral wells with single large uncontrolled hydraulic fracture stimulations in late 2006 to drilling long lateral wells with 15 isolated hydraulic fracture stimulation stages beginning in 2009. During 2010, we increased the number of isolated hydraulic fracture stimulation procedures to 24 stages or approximately 400 feet per stage for a 9,600 foot lateral. We continue to refine our drilling and completion techniques, as well as monitor the results of other operators, in an effort to enhance well performance and the associated estimated ultimate recoveries and rates of return. We expect to increase the number of stages in a 9,600 foot lateral well to approximately 30 stages or approximately 325 feet per stage during the second half of 2011. We expect our drilling and completion techniques to continue to evolve and believe that such evolution has the potential to significantly enhance our initial production rates, ultimate recovery factors and rate of return on invested capital.

        Retain Operational Control.    In our principal development targets, we typically seek to maintain operational control of our development and drilling activities. As operator, we retain more control over the timing, selection and process of drilling prospects, and completion design, which enhances our ability to maximize our return on invested capital and gives us greater control over the timing, allocation and amounts of our capital expenditures. Retaining operational control also gives us the ability to control the financing, construction and operation of infrastructure related to our production operations.

        Evaluate and Pursue Strategic Acquisitions in the Williston Basin.    We intend to continue to evaluate and potentially acquire additional acreage and producing assets in the Williston Basin in areas near our core acreage. We have demonstrated our commitment to this strategy through the closing of two recent significant acquisitions pursuant to which we increased our Williston Basin leaseholdings by an aggregate of 45,000 net acres. By focusing on the Williston Basin, we intend to maximize the efficiency of our drilling and exploration activities, and further leverage our knowledge and experience. Such focus provides us with the opportunity to capture economies of scale, including the ability to drill multiple wells from a single drilling pad, thereby reducing the time and cost of rig mobilization.

RECENT DEVELOPMENTS

Recent Acquisition of Williston Basin Properties

        On June 30, 2011, we closed the previously announced acquisition of oil and gas properties and associated assets located in the State of North Dakota from a private, unaffiliated oil and gas company. The purchase price was comprised of approximately $71.5 million in cash and 2,500,000 shares of our common stock. We funded the cash portion of the purchase price through cash on hand and borrowings under our revolving credit facility.

        As a result of this acquisition, we acquired approximately 25,000 net mineral acres in McKenzie County, adjacent to and proximate to our core Koala, Smokey and Grizzly Project areas. The acquisition included an operated working interest in two producing wells currently producing approximately 200 net barrels of oil equivalent per day. Concurrently with the acquisition, we entered into a drilling rig contract for a new-build rig that is scheduled for delivery in late 2011. With the addition of this rig, we expect to be operating five drilling rigs by year end, as well as participating as a non-operating partner under leasehold in Dunn County where two rigs are presently drilling.

Changes to Credit Facilities

        On July 15, 2011, the Company received an unscheduled interim re-determination of its revolving credit facility with Wells Fargo Bank, N.A. As a result, the Company's borrowing base was increased to $110 million from the $75 million previously available. The borrowing base amount of $110 million is the maximum amount that may be outstanding under such credit facility at any time. Concurrently with the revolver borrowing base increase, the Company also increased the borrowings under its second lien term loan with Wells Fargo Energy Capital, Inc. by $15 million to a total of $55 million. The $15 million of additional borrowing under this term loan was applied to reduce the balance of the Company's revolving credit facility. As a result, the Company's current borrowings under the revolving credit facility and the second lien term loan are $60 million and $55 million, respectively. The expansion of these credit facilities was based primarily on the Company's drilling results to date and, in part, on production and reserves added through acquisitions.

Operational Update

        While the Williston Basin experienced challenging weather conditions in the first part of 2011, improved weather and better surface conditions have returned to the area, and our 2011 program is largely on schedule. Our four operated drilling rigs are presently drilling ahead on multi-well drilling pads. Two rigs are drilling in McKenzie County, and two rigs are drilling in Dunn County. We anticipate that the fifth operated drilling rig will be mobilized to McKenzie County when construction of the rig is completed.

        Completion activities are progressing according to schedule, and we expect to complete 10 gross and 7.5 net operated wells in the Williston Basin during the third quarter of 2011. In our Koala project area in McKenzie County, fracture stimulation procedures have been completed on two gross wells (one net well) and flowback operations have commenced. Oil from these two wells will be trucked initially. We expect to be selling natural gas from these two wells promptly, as natural gas pipelines are currently being constructed. In Dunn County, surface facilities are currently being constructed, and we expect to begin fracture stimulation work in Dunn County in early August 2011 on four gross wells (three net wells). These wells are located on a four-well pad and will be completed consecutively. Oil, gas and water pipelines have been constructed into this location and production from the four wells should flow immediately into the pipelines upon completion of the wells.

        In addition to our operated rigs, we continue to participate in the drilling and completion operations with four gross (2.0 net) non-operated wells scheduled to be completed during the third quarter of 2011. These wells are located on lands within an area of mutual interest in Dunn County, N.D., where we own a 50% working interest. The wells are being drilled by two rigs operated by ExxonMobil. We expect this level of drilling and completion operations to continue through the end of the year.

        These four gross non-operated wells include two gross (1.0 net) wells in which we participated in the completion of during July 2011. These wells have just been turned to production with no reported initial production rates at this time. Completion operations are currently underway on a second two-well pad (1.0 net well).

        We expect our completion operations on operated wells to continue steadily through the last half of 2011. Our agreement with a pressure pumping service company, which will become effective in the third quarter of 2011, will provide us with an average of fourteen 24-hour days of completion work per month (to be reconciled on a quarterly basis). As our drilling activity continues to increase due to the addition of drilling rigs, and as more wells are available for fracture stimulation, we expect to increase the number of days under such arrangement from fourteen 24-hour days to twenty-one 24-hour days.

Production Update

        We estimate that our second quarter 2011 sales volumes should represent an approximate 39% increase over first quarter 2011 sales volumes, or an average of approximately 2,600 barrels of oil equivalent per day (BOE/d) for the second quarter 2011. This compares to the previously disclosed estimates of a 35% increase over first quarter 2011 sales volumes, or approximately 2,500 BOE/d. Our daily sales volumes for the first quarter 2011 averaged 1,864 BOE/d and averaged 1,051 BOE/d during the second quarter of 2010. On a quarter-over-quarter basis, we estimate a 147% improvement in average daily sales volumes, as compared to the second quarter of 2010 quarterly period.

        The revised estimates for second quarter 2011 sales volumes are attributed to improved Williston Basin weather conditions during the past several weeks. The quarter-over-quarter sales volume increase was the result of the benefit of nearly a full quarter of production from our two Koala wells that were completed in early April 2011.

THE OFFERING

Issuer	Kodiak Oil & Gas Corp.
Common stock offered	20,000,000 shares.
Underwriters' option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional 3,000,000 shares of our common stock.
Common stock to be outstanding after this offering(1)	201,680,939 shares.
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $124.6 million after payment of underwriting discounts, commissions and our estimated offering expenses. We intend to use the net proceeds of this offering for repayment of debt outstanding under our revolving credit facility; funding capital expenditures for drilling, development and infrastructure, principally in the Bakken play located in North Dakota; and general corporate purposes, including financing the potential acquisition of oil and gas properties in certain core areas, such as the Bakken play. See "Use of Proceeds."

NYSE Amex LLC Symbol	KOG.
Risk factors

You should carefully consider the information set forth in the section of this prospectus supplement entitled "Risk Factors" and the section of the accompanying prospectus entitled "Risk Factors" as well as the other information included in or incorporated by reference in this prospectus supplement and accompanying prospectus before deciding whether to invest in our common stock.

Conflicts of interest

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. Certain affiliates of Wells Fargo Securities, LLC are administrative agents to and sole lenders under our revolving credit facility and second lien term loan agreement, all of which funds were applied to the purchase price of assets for the Peak acquisition. A portion of the net proceeds of this offering will be used to reduce our indebtedness to such sole lender under our revolving credit facility and affiliates of Wells Fargo Securities, LLC may receive more than 5 percent of the net proceeds of this offering. Thus, Wells Fargo Securities, LLC has a "conflict of interest" as defined in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. See

"Underwriting (Conflicts of Interest)." Our credit agreements were negotiated on an arms-length basis and contain customary terms pursuant to which the lenders receive customary fees.

(1)
Based on shares of common stock outstanding as of July 15, 2011. This figure excludes 6,108,158 shares of common stock reserved for issuance pursuant to outstanding stock options as of July 15, 2011, which are exercisable at a weighted average exercise price of $3.42 per share, 302,500 shares of common stock reserved for issuance pursuant to outstanding restricted stock unit awards and 151,250 shares of common stock reserved for issuance pursuant to outstanding performance awards.

SUMMARY HISTORICAL FINANCIAL DATA

        This section presents our summary consolidated financial data and pro forma financial data after giving effect to the acquisition discussed above under the heading "Recent Developments" in the Prospectus Supplement Summary section of this prospectus supplement. This information should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in "Item 8. Financial Statements and Supplementary Data" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The summary financial data for the three months ended March 31, 2011 should be read in conjunction with our interim financial statements and related notes included in "Item 1. Financial Statements" and with "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. Additionally, the pro forma financial data giving effect to the recent acquisition should be read in conjunction with our Current Report on Form 8-K filed with the SEC on June 30, 2011. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements.

        We derived the statement of operations data and statement of cash flows data for the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011 and March 31, 2010, and balance sheet data as of December 31, 2010 and 2009 and as of March 31, 2011 and March 31, 2010 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and from our unaudited interim financial statements included in our Quarterly Report on From 10-Q for the quarter ended March 31, 2011. We derived the unaudited pro forma statement of operations data and statement of cash flows data for the three months ended March 31, 2011 and unaudited pro forma balance sheet data as of March 31, 2011 from our unaudited pro forma condensed consolidated statement of operations for the three month period ended March 31, 2011 and our unaudited pro forma condensed consolidated balance sheet as of March 31, 2011 included in our Current Report on Form 8-K filed with the SEC on June 30, 2011.

        The following table provides a summary of our historical income statement data (in thousands, except share data):

	For the Years Ended December 31,			For the Three Months Ended March 31,		Pro Forma for the Three Months Ended March 31,
	2010	2009	2008	2011	2010	2011
Income Statement Data:
Revenues:
Oil production	$30,212	$10,652	$5,397	$13,020	$5,488	$13,854
Gas production	783	625	1,372	314	233	314
Other income	7	8	—	103	—	103

Total revenues	$31,002	$11,285	$6,769	$13,437	$5,721	$14,271

Operating expenses:
Oil and gas production	$6,795	$2,220	$3,579	$2,574	$1,222	$2,980
Depletion, depreciation, amortization and accretion	8,234	3,159	4,172	3,721	1,321	4,051
Asset impairment	—	—	47,500	—	—	—
General and administrative	12,190	8,522	8,212	4,718	2,085	4,718

Total expenses	$27,219	$13,901	$63,463	$11,013	$4,628	$11,749

Operating income (expense)	$3,783	$(2,616)	$(56,694)	$2,424	$1,093	$2,522

Other income (expense)
Loss on commodity price risk management activities	(6,146)	—	—	(9,692)	(122)	(9,692)
Interest income (expense), net	(39)	53	196	33	10	(517)

Total other income (expense)	(6,185)	53	196	(9,659)	(112)	(10,209)

Net income (loss)	$(2,402)	$(2,563)	$(56,498)	$(7,235)	$981	$(7,687)

Basic weighted-average common shares outstanding	131,444,440	103,688,733	90,739,316	178,451,574	118,931,087	180,951,574
Diluted weighted-average common shares outstanding	131,444,440	103,688,733	90,739,316	178,451,574	120,588,940	180,951,574
Basic and diluted net income (loss) per common share	$(0.02)	$(0.02)	$(0.62)	$(0.04)	$0.01	$(0.04)

Certain prior period balances were reclassified to conform to the March 31, 2011 presentation accordingly. Such reclassifications had no impact on net income, working capital or equity previously reported

        The following table provides a summary of our historical balance sheet data (in thousands):

	As of December 31,		As of March 31,		Pro Forma as of March 31,
	2010	2009	2011	2010	2011
Balance Sheet Data:
Cash and cash equivalents	$101,198	$24,886	$76,155	$10,567	$76,155
Total current assets	135,316	37,005	112,510	31,459	112,867
Net oil and gas properties	232,662	42,236	262,199	48,939	348,095
Other long-term assets	1,959	442	1,940	711	1,940
Total assets	369,937	79,683	376,649	81,110	462,902
Current liabilities	25,427	8,694	30,741	7,973	31,353
Total liabilities	70,890	9,755	81,758	9,234	153,936
Stockholders' equity	299,047	69,928	294,891	71,876	308,966

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock.

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement. See "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus supplement.

Risks Related to This Offering

Purchasers in this offering will experience immediate dilution.

        If you purchase shares of our common stock in this offering, you will pay more for your shares than the per share book value as of March 31, 2011. As a result, the value of your investment based on the net tangible book value per share of our common stock will be less than what it would have been had you and all of the existing stockholders paid the same amount per share of common stock as you will pay in this offering. The net tangible book value dilution to new investors in this offering would be $4.47 per share at an assumed public offering price of $6.58 per share. The exercise of outstanding options into common stock may result in further dilution to your investment in our common stock. See "Dilution" for a more complete description of how the value of your investment in our common stock will be diluted upon completion of this offering.

Risks Related to the Company

Our current working capital, together with cash generated from anticipated production, may not be sufficient to support all planned exploration and development opportunities.

        Our working capital, together with cash generated from anticipated production, may not be sufficient to support anticipated exploration and development opportunities. If we realize lower than expected cash from production, either due to lower than anticipated production levels or a decline in commodity prices from recent levels, we would need to curtail our planned exploration and development activities or seek alternative sources of capital, including by means of entering into joint ventures with other exploration and production companies, sales of interests in certain of our properties or by undertaking additional financing activities (including through the issuance of equity or the incurrence of debt). We may not be able to access the capital markets or otherwise secure such additional financing on reasonable terms or at all, and financing may not continue to be available to us under our existing or new financing arrangements. The availability of these sources of capital will depend upon a number of factors, including general economic and financial market conditions, oil and natural gas prices and our market value and operating performance. If additional capital resources are unavailable, we may curtail our drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis. Any such curtailment or sale could have a material adverse effect on our business, financial condition and results of operation.

Part of our strategy involves drilling in existing or emerging shale plays using available horizontal drilling and completion techniques. The results of our planned exploratory and development drilling in these plays are subject to drilling and completion technique risks and drilling results may not meet our expectations for reserves or production. As a result, we may incur material write-downs and the value of our undeveloped acreage could decline if drilling results are unsuccessful.

        Operations in the Bakken involve utilizing drilling and completion techniques as developed by ourselves and our service providers. Risks that we face while drilling include, but are not limited to, landing our wellbore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the wellbore and being able to run tools and other equipment consistently through the horizontal wellbore. Risks that we face while completing our wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the wellbore during completion operations and successfully cleaning out the wellbore after completion of the final fracture stimulation stage.

        Our experience with horizontal drilling utilizing the latest drilling and completion techniques specifically in the Bakken is limited. Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and limited takeaway capacity or otherwise, and/or natural gas and oil prices decline, the return on our investment in these areas may not be as attractive as we anticipate and we could incur material write-downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

Substantially all of our producing properties and operations are located in the Williston Basin region, making us vulnerable to risks associated with operating in one major geographic area.

        Approximately 98% of our estimated proved reserves at December 31, 2010 and approximately 88% of our 2010 sales were generated in the Williston Basin in northeastern Montana and northwestern North Dakota. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in this area. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas such as the Williston Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

Certain covenants under our credit agreements could limit our flexibility and prevent us from taking certain actions. In addition, there can be no assurance that we will be able to generate sufficient cash flows to repay our debt obligations under our credit agreements. The occurrence of any of the foregoing could adversely affect our business, results of operations and financial condition.

        Our credit agreements contain a number of affirmative, negative and financial covenants that limit our ability to take certain actions and require us to comply with specified financial ratios and other performance covenants. To the extent that we owe amounts under our credit agreements, such provisions may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. No assurance can be provided that we will not violate the covenants of our credit agreements in the future. If we are unable to comply with applicable covenants in the future, our lenders could pursue their contractual remedies under the credit agreements, including requiring the immediate repayment in full of all amounts outstanding and foreclosing on the oil and gas properties mortgaged to our lenders. Additionally, we cannot be certain that, if the lenders demand immediate repayment of any amounts outstanding, we would be able to secure adequate or timely replacement financing on acceptable terms or at all.

Availability under our revolving credit facility is based on a borrowing base which is subject to redetermination by our lenders. If our borrowing base is reduced, we may be required to repay amounts outstanding under our revolving credit facility.

        As of the date of this prospectus supplement, we had approximately $60 million in borrowings outstanding under our revolving credit facility. Our ability to make payments due under our revolving credit facility will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. In addition, our borrowing base is subject to semi-annual redetermination by our lender based on its valuation of our proved reserves and the lender's internal criteria. In the event the amount outstanding under our revolving credit facility at any time exceeds the borrowing base at such time, we may be required to repay a portion of our outstanding borrowings on an accelerated basis. If we do not have sufficient funds on hand for repayment in such event, or to service our debt obligations generally, we may be required to seek a waiver or amendment from our lenders, refinance our revolving credit facility, sell assets or sell additional shares of securities. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. In addition, our credit agreements may limit our ability to take certain of such actions. Failure to make the required repayment could result in a default under our revolving credit facility and second lien term loan. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully, or to comply with the covenants under our revolving credit facility mentioned above, could materially adversely affect our business, results of operations and financial condition.

We may not be able to successfully drill wells that produce oil or natural gas in commercially viable quantities.

        We cannot assure you that each well we drill will produce commercial quantities of oil and natural gas. The total cost of drilling, completing and operating a well is uncertain before drilling commences. Overruns in budgeted expenditures are a common risk that can make a particular project uneconomical. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling each well whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Our use of seismic data is subject to interpretation and may not accurately identify the presence of natural gas and oil. Further, many factors may curtail, delay or cancel drilling, including the following:

  •
  delays and restrictions imposed by or resulting from compliance with regulatory requirements;

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  changes in laws and regulations applicable to oil and natural gas activities;

  •
  hazards resulting from unusual or unexpected geological or environmental conditions;

  •
  shortages of or delays in obtaining equipment and qualified personnel;

  •
  equipment failures or accidents;

  •
  adverse weather conditions;

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  reductions in oil and natural gas prices;

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  land title problems;

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  unanticipated transportation costs and delays; and

  •
  limitations in the market for oil and natural gas.

        Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. The occurrence of any of these events could negatively affect our ability to successfully drill wells that produce oil or natural gas in commercially viable quantities.

We may not adhere to our proposed drilling schedule.

        Our final determination of whether to drill any scheduled or budgeted wells will be dependent on a number of factors, including:

  •
  the availability and costs of drilling and service equipment and crews;

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  economic and industry conditions;

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  prevailing and anticipated prices for oil and gas;

  •
  the availability of sufficient capital resources;

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  the results of our exploitation efforts;

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  the acquisition, review and interpretation of seismic data; and

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  our ability to obtain permits for drilling locations.

        Although we have identified or budgeted for several drilling locations, we may not be able to lease or drill those locations within our expected time frame or at all. In addition, our drilling schedule may vary from our expectations because of future uncertainties.

Our commodity derivative arrangements could result in financial losses or could reduce our earnings.

        We enter into financial hedge arrangements (commodity derivative agreements) in order to manage our commodity price risk and to provide a more predictable cash flow from operations. We do not intend to designate our derivative instruments as hedges for accounting purposes. The fair value of our derivative instruments will be marked to market at the end of each quarter and the resulting unrealized gains or losses due to changes in the fair value of our derivative instruments will be recognized in current earnings. Accordingly, our earnings may fluctuate significantly as a result of changes in fair value of our derivative instruments. Our current strategy is to hedge up to 85% of our forecasted volumes from proved developed producing properties with collars, puts or fixed price instruments.

        Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative contracts for such period. If the actual amount of production is higher than we estimated, we will have greater commodity price exposure than we intended. If the actual amount of production is lower than the notional amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows. Derivative instruments also expose us to the risk of financial loss in some circumstances, including when:

  •
  production is less than the volume covered by the derivative instruments;

  •
  the counter-party to the derivative instrument defaults on its contract obligations;

  •
  there is an increase in the differential between the underlying price in the derivative instrument and actual prices received; or

  •
  the steps we take to monitor our derivative financial instruments do not detect and prevent transactions that are inconsistent with the Company's risk management strategies.

        In addition, depending on the type of derivative arrangements we enter, the agreements could limit the benefit we would receive from increases in oil prices. We cannot assure you that the hedging transactions we have entered into, or will enter into, will adequately protect us from fluctuations in oil prices.

We have historically incurred losses and cannot assure investors as to future profitability.

        We have historically incurred losses from operations during our history in the oil and natural gas business. As of December 31, 2010, we had a cumulative deficit of approximately $108 million. While we have developed some of our properties, many of our properties are in the exploration stage, and to date we have established a limited volume of proved reserves on our properties. Our ability to be profitable in the future will depend on successfully implementing our acquisition, exploration, development and production activities, all of which are subject to many risks beyond our control. We cannot assure you that we will successfully implement our business plan or that we will achieve commercial profitability in the future. Even if we become profitable on an annual basis, we cannot assure you that our profitability will be sustainable or increase on a periodic basis. In addition, should we be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different from those in the financial statements included in our most recently filed annual report on Form 10-K for the year ended December 31, 2010 and quarterly report for the quarter ended March 31, 2011.

The actual quantities and present value of our proved reserves may be lower than we have estimated. In addition, the present value of future net revenues from our proved reserves will not necessarily be the same as the current market value of our estimated oil and natural gas reserves.

        Our most recently filed annual report on Form 10-K for the year ended December 31, 2010 contains estimates of our proved oil and natural gas reserves and the estimated future net revenues from these reserves. The December 31, 2010 reserve estimate was prepared by Netherland, Sewell & Associates, Inc. The process of estimating oil and natural gas reserves is complex and requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Accordingly, these estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development and operating expenses, and quantities of recoverable oil and natural gas reserves most likely will vary from these estimates and vary over time. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors, many of which are beyond our control. You should also not assume that our initial rates of production of our wells will lead to greater overall production over the life of the wells, or that early results suggesting lack of reservoir continuity will prove to be accurate.

        You should not assume that the present value of future net revenues referred to in our annual report on Form 10-K is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on the un-weighted average of the closing prices during the first day of each of the twelve months preceding the end of the fiscal year. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any change in consumption by oil or natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of our oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor nor does it reflect discount factors used in the market place for the purchase and sale of oil and natural gas.

Our reserves and production will decline, and unless we replace our oil and natural gas reserves, our business, financial condition and results of operations will be adversely affected.

        Producing oil and natural gas reserves ultimately results in declining production that will vary depending on reservoir characteristics and other factors. Thus, our future oil and natural gas production and resulting cash flow and earnings are directly dependent upon our success in developing our current reserves and finding additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.

Our business involves numerous operating hazards and exposure to significant weather and climate risks. We have not insured and cannot fully insure against all risks related to our operations, which could result in substantial claims for which we are underinsured or uninsured.

        We have not insured and cannot fully insure against all risks and have not attempted to insure fully against risks where coverage is prohibitively expensive. Our exploration, drilling and other activities are subject to risks such as:

  •
  adverse weather conditions, natural disasters and other environmental disturbances;

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  fires and explosions;

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  environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

  •
  abnormally pressured formations;

  •
  mechanical failures of drilling equipment;

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  personal injuries and death, including insufficient worker compensation coverage for third-party contractors who provide drilling services; and

  •
  acts of terrorism.

        In particular, our operations in North Dakota, Montana and Wyoming are conducted in areas subject to extreme weather conditions and often in difficult terrain. Primarily in the winter and spring, our operations are often curtailed because of cold, snow and wet conditions. Unusually severe weather could further curtail these operations, including drilling of new wells or production from existing wells, and depending on the severity of the weather, could have a material adverse effect on our business, financial condition and results of operations. In addition, weather conditions and other events could temporarily impair our ability to transport our oil and natural gas production.

        We do not carry business interruption insurance coverage. Losses and liabilities arising from uninsured and underinsured events, which could arise from even one catastrophic accident, could reduce the funds available for our exploration, development and production activities and could materially and adversely affect our business, results of operations and financial condition.

We have limited control over activities in properties we do not operate, which could reduce our production and revenues, affect the timing and amounts of capital requirements and potentially result in a dilution of our respective ownership interest in the event we are unable to make any required capital contributions.

        We do not operate all of the properties in which we have an interest. As a result, we may have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs. For all of the properties that are operated by others, we are dependent on their decision-making with respect to day-to-day operations over which we have little control. The failure of an operator of wells in which we have an interest to adequately perform operations, or an operator's breach of applicable agreements, could reduce production and revenues we receive from that well. The success and timing of our drilling and development activities on properties operated by others depend upon a number of factors outside of our control, including the timing and amount of capital expenditures, the available expertise and financial resources, the inclusion of other participants and the use of technology. Since we do not own a majority interest in many of the wells we do not operate, we may not be in a position to remove the operator in the event of poor performance.

        In particular, we are party to a joint venture agreement with a third party that relates to the development of certain of our properties in Dunn County, North Dakota. Pursuant to this agreement, we are required to pay 50% of the drilling expenses attributable to our joint venture's proportionate interest incurred in the area of mutual interest, which includes the drilling expenses associated with the well spud during the fourth quarter of 2010. We allocated $40 million of our 2011 capital budget toward the payment of these drilling expenses. If the expenses associated with our joint venture partner's exploration activity exceed our current expectations or if our joint venture partner mobilizes additional drilling rigs during 2011, we may be required to make significantly higher capital contributions to satisfy our proportionate share of the exploration costs. If such capital contributions are required, we may not be able to obtain the financing necessary to satisfy our obligations or we may have to reallocate our anticipated capital expenditure budget. In the event that we do not participate in future capital contributions with respect to this joint venture agreement or any other agreements relating to properties we do not operate, our respective ownership interest could be diluted.

We depend on a limited number of customers for sales of our oil. We are exposed to credit risk if one or more of our significant customers becomes insolvent and fails to pay amounts owed to us.

        As of December 31, 2010, approximately 75% of our oil revenue was from one customer. We also sell our production to a number of other customers, and we believe that those customers, along with other purchasers, would purchase all or substantially all of our production in the event that our major customer curtailed its purchases. It is possible that one or more of our customers will become financially distressed and default on their obligations to the Company. Furthermore, bankruptcy of one or more of our customers, or some other similar procedure, might make it difficult for us to collect all or a significant portion of amounts owed by the customers. Our inability to collect our accounts receivable could have a material adverse effect on our results of operations.

        The concentration of credit risk in a single industry affects our overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. Although we have not been directly affected, we are aware that some refiners have filed for bankruptcy protection, which has caused the affected producers to not receive payment for the production that was delivered. If economic conditions deteriorate, it is likely that additional, similar situations will occur which will expose us to added risk of not being paid for oil or natural gas that we deliver. We do not obtain credit protections such as letters of credit, guarantees or prepayments from our purchasers. We are unable to predict what impact the financial difficulties of any of our purchasers may have on our future results of operations and liquidity.

Our interests are held in the form of leases that we may be unable to retain and the title to our properties may be defective.

        Our properties are held under leases and working interests in leases. Generally, the leases we are a party to provide for a fixed term, but contain a provision that allows us to extend the term of the lease so long as we are producing oil or natural gas in quantities to meet the required payments under the lease. If we or the holder of a lease fails to meet the specific requirements of the lease regarding delay rental payments, continuous production or development, or similar terms, portions of the lease may terminate or expire. There can be no assurance that any of the obligations required to maintain each lease will be met. The termination or expiration of our leases or the working interests relating to leases may reduce our opportunity to exploit a given prospect for oil and natural gas production and thus have a material adverse effect on our business, results of operation and financial condition.

        It is our practice in acquiring oil and natural gas leases or interests in oil and natural gas leases not to undergo the expense of retaining lawyers to fully examine the title to the interest to be placed under lease or already placed under lease. Rather, we rely upon the judgment of oil and natural gas lease brokers or landmen who actually do the field work in examining records in the appropriate governmental office before attempting to place under lease a specific interest. We believe that this practice is widely followed in the oil and natural gas industry.

        Prior to drilling a well for oil and natural gas, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to hire a lawyer to examine the title to the unit within which the proposed oil and natural gas well is to be drilled. Frequently, as a result of such examination, curative work must be done to correct deficiencies in the marketability of the title. The work entails expense and might include obtaining an affidavit of heirship or causing an estate to be administered. The examination made by the title lawyers may reveal that the oil and natural gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and natural gas lease or leases may be lost.

Properties that we acquire may not produce oil or natural gas as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.

        One of our growth strategies is to pursue selective acquisitions of undeveloped leasehold oil and natural gas reserves. If we choose to pursue an acquisition, we will perform a review of the target properties that we believe is consistent with industry practices. However, these reviews are inherently incomplete. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. We may not perform an inspection on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we may not be able to obtain effective contractual protection against all or part of those problems, and we may assume environmental and other risks and liabilities in connection with the acquired properties.

Our large inventory of undeveloped acreage and large percentage of undeveloped proved reserves may create additional economic risk.

        Our success is largely dependent upon our ability to develop our large inventory of future drilling locations, undeveloped acreage and undeveloped reserves. As of December 31, 2010, approximately 62% of our total proved reserves were undeveloped. To the extent our drilling results are not as successful as we anticipate, natural gas and oil prices decline, or sufficient funds are not available to drill these locations and reserves, we may not capture the expected or projected value of these properties. In addition, delays in the development of our reserves or increases in costs to drill and develop such reserves will reduce the PV-10 value of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic.

We depend on our key management personnel and technical experts and the loss any of these individuals could adversely affect our business.

        If we lose the services of our key management personnel, technical experts or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We have assembled a team of engineers and geologists who have considerable experience in applying advanced horizontal drilling and completion technology to explore for and to develop oil and natural gas. We depend upon the knowledge, skill and experience of these experts to assist us in improving the performance and reducing the risks associated with our participation in oil and natural gas exploration and development projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management.

Marketing and transportation constraints in the Williston Basin could adversely affect our operations and result in significant fluctuations in our realized prices for oil and, to a lesser extent, natural gas.

        We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future. In particular, the Williston Basin crude oil marketing and transportation environment has historically been characterized by periods when oil production has surpassed local transportation and refining capacity. These factors could force us to shut-in producing wells, delay the commencement of production, or discontinue development plans for some of our properties. In addition, these factors have resulted, and could continue to result, in substantial discounts in the price received for crude oil compared to benchmark prices, such as the West Texas Intermediate crude oil prices. The persistence of such constraints could have a material adverse effect on our financial condition and results of operations.

Operations on the Fort Berthold Indian Reservation of the Three Affiliated Tribes in North Dakota are subject to various federal and tribal regulations and laws, any of which may increase our costs and delay our operations.

        Various federal agencies within the U.S. Department of the Interior, particularly the Bureau of Ocean Energy Management, Regulation and Enforcement (formerly the Minerals Management Service) and the Bureau of Indian Affairs, along with the Three Affiliated Tribes, promulgate and enforce regulations pertaining to operations on the Fort Berthold Indian Reservation. In addition, the Three Affiliated Tribes is a sovereign nation having the right to enforce laws and regulations independent from federal, state and local statutes and regulations. These tribal laws and regulations include various taxes, fees and other conditions that apply to lessees, operators and contractors conducting operations on Native American tribal lands. Lessees and operators conducting operations on tribal lands are generally subject to the Native American tribal court system. One or more of these factors may increase our costs of doing business on the Fort Berthold Indian Reservation and may have an adverse impact on our ability to effectively transport products within the Fort Berthold Indian Reservation or to conduct our operations on such lands.

Our level of indebtedness may increase and reduce our financial flexibility.

        As of the date of this prospectus supplement, we have approximately $115 million in outstanding debt. In the future, we may incur additional indebtedness in order to make future acquisitions or to develop our properties.

        Our level of indebtedness could affect our operations in several ways, including the following:

  •
  a significant portion of our cash flows could be used to service our indebtedness;

  •
  a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

  •
  the covenants contained in the agreements governing our outstanding indebtedness will limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

  •
  a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

  •
  our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

  •
  a high level of debt may make it more likely that a reduction in the borrowing base of our revolving credit facility following a periodic redetermination could require us to repay a portion of our then outstanding bank borrowings; and

  •
  a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

        A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

        In addition, our borrowing base under our revolving credit facility is subject to periodic redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. If we are forced to do so, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets or our debt repayment obligations could be accelerated. Any such sale or acceleration could have a material adverse effect on our business and financial results.

We may be subject to risks in connection with acquisitions and the integration of significant acquisitions may be difficult.

        We periodically evaluate acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of producing properties requires an assessment of several factors, including:

  •
  recoverable reserves;

  •
  future oil and natural gas prices and their appropriate differentials;

  •
  development and operating costs; and

  •
  potential environmental and other liabilities.

        The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an "as is" basis.

        Significant acquisitions and other strategic transactions, including those described in this prospectus supplement, may involve other risks, including:

  •
  diversion of our management's attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

  •
  challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

  •
  difficulty associated with coordinating geographically separate organizations;

  •
  challenge of attracting and retaining personnel associated with acquired operations; and

  •
  failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

Risks Relating to Our Industry

Oil and natural gas prices are volatile. A substantial or extended decline in oil prices and, to a lesser extent, natural gas prices, could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

        Historically, the markets for natural gas and oil have been volatile and they are likely to continue to be volatile. As with most other companies involved in resource exploration and development, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sales of oil or natural gas. Our focus on exploration activities therefore exposes us to greater risks than are generally encountered in later-stage oil and natural gas property development companies.

        The economic success of any drilling project will depend on numerous factors, including:

  •
  our ability to drill, complete and operate wells;

  •
  our ability to estimate the volumes of recoverable reserves relating to individual projects;

  •
  rates of future production;

  •
  future commodity prices; and

  •
  investment and operating costs and possible environmental liabilities.

        Wide fluctuations in natural gas and oil prices may result from relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and other factors that are beyond our control. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices a producer may expect and its level of production depend on numerous factors beyond its control, such as:

  •
  worldwide and domestic supplies of natural gas and oil;

  •
  weather conditions;

  •
  the level of consumer demand;

  •
  the price and availability of alternative fuels;

  •
  technological advances affecting energy consumption;

  •
  the proximity and capacity of natural gas pipelines and other transportation facilities;

  •
  the price and level of foreign imports;

  •
  domestic and foreign governmental regulations and taxes;

  •
  the nature and extent of regulation relating to carbon dioxide and other greenhouse gas emissions;

  •
  the actions of the Organization of Petroleum Exporting Countries;

  •
  political instability or armed conflict in oil-producing regions; and

  •
  overall domestic and global economic conditions.

        Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

        Lower oil and natural gas prices may not only decrease revenues on a per unit basis, but also may reduce the amount of oil and natural gas that can be economically produced. Lower prices will also negatively affect the value of proved reserves.

        Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for oil and, to a lesser extent, natural gas, that we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. In addition, we may need to record asset carrying value write-downs if prices fall, as was the case in 2008 and 2007.

        To attempt to reduce our price risk, in 2010 we implemented a strategy to hedge a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in the prices of or demand for oil would have a material adverse effect on our financial condition and results of operations and could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Lower oil and natural gas prices may cause us to record ceiling test write-downs.

        We use the full cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a "full cost ceiling" which is based upon the present value of estimated future net cash flows from proved reserves, including the effect of hedges in place, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If at the end of any fiscal period we determine that the net capitalized costs of oil and natural gas properties exceed the full cost ceiling, we must charge the amount of the excess to earnings in the period then ended. This is called a "ceiling test write-down." This charge does not impact cash flow from operating activities, but does reduce our net income and stockholders' equity. While we did not recognize any ceiling test write-downs in 2010, we may recognize write-downs in the future if commodity prices continue to decline or if we experience substantial downward adjustments to our estimated proved reserves.

Conducting operations in the oil and natural gas industry subjects us to complex laws and regulations that can have a material adverse effect on the cost, manner and feasibility of doing business.

        Companies that explore for and develop, produce and sell oil and natural gas in the United States are subject to extensive federal, state, local and tribal laws and regulations, including complex tax and environmental laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state, local and tribal agencies and authorities. Our ability to obtain, sustain and renew these permits on acceptable terms and without unfavorable restrictions or conditions is subject to a change in regulations and policies and to the discretion of the applicable governmental agencies or authorities, among other factors. Our inability to obtain, or our loss of or denial of extensions of, any of these permits could limit our ability to conduct our operations as planned. In addition, we may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

  •
  water discharge and disposal permits for drilling operations;

  •
  drilling permits and bonds;

  •
  method of drilling and casing wells;

  •
  plugging and abandoning wells and reclamation and restoration of properties;

  •
  reports concerning operations;

  •
  air quality, noise levels and related permits;

  •
  location and spacing of wells;

  •
  rights-of-way and easements;

  •
  unitization and pooling of properties;

  •
  gathering, storage, transportation and marketing of oil and natural gas;

  •
  taxation; and

  •
  waste transport and disposal permits and requirements.

        Failure to comply with these laws may result in the suspension or termination of operations and subject us to liabilities and administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our business, financial condition and results of operations.

Our operations are subject to environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

        Our oil and natural gas exploration and production operations are subject to stringent and complex federal, state, local and tribal laws and regulations governing health and safety aspects of our operations, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations include, but are not limited to, the federal Clean Water Act, as amended by the Oil Pollution Act, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act and the Occupational Safety and Health Act and their state counterparts and similar statutes, which provide for civil, criminal and administrative penalties and other sanctions for violation of their requirements.

        These laws and regulations may impose numerous obligations on us and our operations including by requiring us to obtain permits before conducting drilling or underground injection activities; restricting the types, quantities and concentration of materials that we can release into the environment; limiting or prohibiting drilling activities on certain lands lying within wilderness, wetlands and other protected areas or on lands containing protected species; subjecting us to specific health and safety requirements addressing worker protection; imposing substantial liabilities on us for pollution resulting from our operations; and requiring us to organize and report information about the hazardous materials we use in our operations to employees, state and local government authorities and local citizens. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, and their interpretation and enforcement of these laws, regulations and permits have tended to become more stringent over time. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil or criminal penalties; the imposition of investigatory, remedial or monitoring obligations; and the issuance of injunctions limiting or prohibiting some or all of our operations.

        There is inherent risk of incurring significant environmental costs and liabilities in the performance of our operations because of our handling of petroleum hydrocarbons and wastes; air emissions and wastewater discharges related to our operations; our ownership, lease or operation of real property; and historical industry operations and waste disposal practices. Under certain environmental laws and regulations, we could be subject to strict, joint and several liability for the removal or remediation of contamination at properties we currently own, lease or operate or have owned, leased or operated in the past. These laws often impose liability even if the owner, lessee or operator was not responsible for the contamination, or the contamination resulted from actions taken in compliance with all applicable laws in effect at the time. Private parties, including the owners of properties upon which our wells are drilled and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may bring claims against us for property damage or personal injury, including as a result of exposure to hazardous materials, or to enforce compliance with, or seek damages under, applicable environmental laws and regulations. In addition, the risk of accidental spills or releases could expose us to significant liabilities that could have a material adverse effect on our financial condition or results of operations. Changes in environmental laws and regulations occur frequently, and such changes could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our own results of operations, competitive position or financial condition. We may not be able to recover some or any of these costs from insurance.

The regulations of "over-the-counter" derivatives introduced by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") could adversely impact our hedging strategy.

        Through its comprehensive new regulatory regime for derivatives, the Dodd-Frank Act imposes mandatory clearing, exchange-trading and margin requirements on many derivatives transactions (including formerly unregulated over-the-counter derivatives) in which we may engage. The Dodd-Frank Act also creates new categories of regulated market participants who will be subject to significant new capital, registration, recordkeeping, reporting, disclosure, business conduct and other regulatory requirements. The details of these requirements and the parameters of these categories remain to be clarified through rulemaking and interpretations by the CFTC, the SEC, the Federal Reserve and other regulators in a regulatory implementation process. These rules and regulations are expected to be proposed by July 2011.

        Nonetheless, based on information available as of the date of this prospectus supplement, the possible effect of the Dodd-Frank Act will be to increase our overall costs of entering into derivatives transactions. In particular, new margin requirements, position limits and capital charges, even if not directly applicable to us, may cause an increase in the pricing of derivatives transactions sold by market participants to whom such requirements apply. Administrative costs, due to new requirements such as registration, recordkeeping, reporting, and compliance, even if not directly applicable to us, may also be reflected in higher pricing of derivatives. New exchange-trading and trade reporting requirements may lead to reductions in the liquidity of derivative transactions, causing higher pricing or reduced availability of derivatives, adversely affecting the performance of our hedging strategies. Additionally, the financial counterparties to our derivative instruments may be required to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

        The Dodd-Frank Act could result in the cost of executing our hedging strategy increasing significantly, which could potentially result in an undesirable decrease in the amount of oil production we hedge. If our hedging costs increase and we are required to post cash collateral, our business would be adversely affected as a result of reduced cash flow and reduced liquidity. Additionally, in the event that we hedge lower quantities in response to higher hedging costs and increased margin requirements, our exposure to changes in commodity prices would increase, which could result in decreased cash flows.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

        Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into rock formations to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions. However, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, and Congress is considering legislation that would require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. The legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. If such legislation or other new laws or regulations that significantly restrict hydraulic fracturing are adopted, such legislation, laws and regulations could lead to operational delays or increased operating costs and could result in additional regulatory burdens, making it more difficult to perform hydraulic fracturing and increasing our costs of compliance and doing business.

Changes in tax laws may impair our results of operations and adversely impact the value of our common stock.

        The Obama administration's proposed budget for the 2012 fiscal year includes numerous proposed tax changes. Among the changes contained in the budget proposal is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain U.S. production activities, (iv) the repeal of the passive loss exception for working interests in oil and gas properties and (v) an extension of the amortization period for certain geological and geophysical expenditures. The Close Big Oil Tax Loopholes Act, which was introduced in the Senate in May 2011, includes many of the same proposals but is limited to taxpayers with annual gross revenues in excess of $100 million. It is not possible at this time to predict how legislation or new regulations that may be adopted to address these proposals would impact our business, but any such future laws and regulations could adversely affect the amount of our taxable income or loss and could have a negative impact on the value of our common stock.

Possible regulation related to global warming and climate change could have an adverse effect on our operations and demand for oil and gas.

        Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth's atmosphere. In response to these studies, governments have begun adopting domestic and international climate change regulations that require reporting and reductions of the emission of greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a by-product of the burning of oil, natural gas and refined petroleum products, are considered greenhouse gases. In the United States, at the state level, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the planned development of emission inventories or regional greenhouse gas cap and trade programs or have begun considering adopting greenhouse gas regulatory programs. At the federal level, Congress has considered legislation that could establish a cap and trade system for restricting greenhouse gas emissions in the United States. The ultimate outcome of this federal legislative initiative remains uncertain.

        In addition to pending climate legislation, the EPA has issued greenhouse gas monitoring and reporting regulations. Beyond measuring and reporting, the EPA issued an "Endangerment Finding" under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding served as a first step to issuing regulations that require permits for and reductions in greenhouse gas emissions for certain facilities. Moreover, the EPA has begun regulating greenhouse gas emission from certain facilities pursuant to the Prevention of Significant Deterioration and Title V provisions of the Clean Air Act.

        In the courts, several decisions have been issued that may increase the risk of claims being filed by government entities and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property.

        Any existing or possible future laws or regulations that restrict or reduce emissions of greenhouse gases could require us to incur increased operating and compliance costs. In addition, such laws and regulations may adversely affect demand for the fossil fuels we produce, including by increasing the cost of combusting fossil fuels and by creating incentives for the use of alternative fuels and energy.

The oil and natural gas industry is subject to significant competition, which may adversely affect our ability to compete.

        Oil and natural gas exploration is intensely competitive and involves a high degree of risk. In our efforts to acquire oil and natural gas producing properties, we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also conduct refining and petroleum marketing operations on a worldwide basis. Their competitive advantages may negatively impact our ability to acquire prospective properties, develop reserves, attract and retain quality personnel and raise capital. Their competitive advantages may also better enable our competitors to sustain the impact of higher exploration and production costs, oil and natural gas price volatility, productivity variances among properties, competition from alternative fuel sources and technologies, overall industry cycles and other factors related to our industry.

Our operations and demand for our products are affected by seasonal factors, which may lead to fluctuations in our operating results.

        Our operating results are likely to vary due to seasonal factors. Demand for oil and natural gas products will generally increase during the winter because they are often used as heating fuels. The amount of such increased demand will depend to some extent upon the severity of winter. Because of the seasonality of our business and continuous fluctuations in the prices of our products, our operating results are likely to fluctuate from period to period.

The lack of availability or high cost of drilling rigs, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

        Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies tend to increase, in some cases substantially. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases within a geographic area. If increasing levels of exploration and production result in response to strong prices of oil and natural gas, the demand for oilfield services will likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, insurance or qualified personnel were particularly severe in the areas in which we operate, we could be materially and adversely affected.

Risks Relating to Our Common Stock

Future sales or other issuances of our common stock could depress the market for our common stock.

        We may seek to raise additional funds through one or more public offerings of our common stock, in amounts and at prices and terms determined at the time of the offering. Any sales of large quantities of our common stock could reduce the price of our common stock, and, to the extent that we raise additional capital by issuing equity securities, our existing stockholders' ownership will be diluted.

Our common stock has a limited trading history and has experienced price and volume volatility.

        Our common stock has been trading on the NYSE Amex LLC since June 21, 2006. Prior to listing on the NYSE Amex LLC, our common stock traded on the TSX Venture Exchange, or TSX-V,

beginning September 28, 2001. The price of our common stock may be impacted by any of the following, some of which may have little or no relation to our company or industry:

  •
  the breadth of our stockholder base and extent to which securities professionals follow our common stock;

  •
  investor perception of our Company and the oil and natural gas industry, including industry trends;

  •
  domestic and international economic and capital market conditions, including fluctuations in commodity prices;

  •
  responses to quarter-to-quarter variations in our results of operations;

  •
  announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;

  •
  additions or departures of key personnel;

  •
  sales or purchases of our common stock by large stockholders or our insiders;

  •
  accounting pronouncements or changes in accounting rules that affect our financial reporting; and

  •
  changes in legal and regulatory compliance unrelated to our performance.

        In addition, the stock market in general and the market for natural gas and oil exploration companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating results or asset values of those companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Furthermore, our credit agreements with our lender prohibits us from paying dividends with respect to our common stock. Accordingly, investors may only see a return on their investment if the value of our securities appreciates.

Our constating documents permit us to issue an unlimited number of shares without shareholder approval.

        Our Articles of Continuation permit us to issue an unlimited number of shares of our common stock. Subject to the requirements of any exchange on which we may be listed, we will not be required to obtain the approval of shareholders for the issuance of additional shares of our common stock. Issuances of shares of our common stock will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

        No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. We have several stockholders that hold a significant number of shares of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale, including by one or more of our significant stockholders or shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock, could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $124.6 million, after deducting underwriters' discounts, commissions and our estimated offering expenses. If the underwriters exercise their option to purchase additional shares in full, we estimate that we will receive net proceeds of approximately $143.4 million. We intend to use the net proceeds of this offering for:

  •
  repayment of debt outstanding under our revolving credit facility;

  •
  funding capital expenditures for drilling, development and infrastructure, principally in the Bakken play located in North Dakota; and

  •
  general corporate purposes, including financing the potential acquisition of oil and gas properties in certain core areas, such as the Bakken play.

        We anticipate using a portion of the proceeds from this offering to repay all of the outstanding debt under our revolving credit facility, which is approximately $60 million as of the date of this prospectus supplement. Such debt was primarily incurred in connection with the acquisition described above under the heading "Recent Developments" in the Prospectus Supplement Summary section of this prospectus supplement. As of the date of this prospectus supplement, the debt outstanding under our revolving credit facility accrued interest at a rate of approximately 3% and is scheduled to mature on May 24, 2014.

        Our actual use of the net proceeds may vary depending on our operating and capital needs from time to time. There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. Factors that could cause us to further increase our level of activity and capital expenditure budget, and thereby reallocate some of the proceeds from this offering, include a reduction in service and material costs, the formation of joint ventures with other exploration and production companies, the divestiture of non-strategic assets, a further improvement in commodity prices or well performance that exceeds our forecasts, all of which would positively impact our operating cash flow. Factors that would cause us to reduce our capital expenditure budget include, but are not limited to, increases in service and materials costs, reductions in commodity prices or underperformance of wells relative to our forecasts, all of which would negatively impact our operating cash flow.

        Pending the use of the proceeds described above, we may invest all or a portion of the proceeds of this offering in short-term deposits, including bankers' acceptances and short term, high quality, interest bearing corporate, government-issued or government-guaranteed securities.

 CAPITALIZATION

        The following table sets forth our actual, as adjusted and as further adjusted consolidated capitalization as of March 31, 2011. We estimate that we will receive net proceeds from this offering of approximately $124.6 million. The as adjusted column gives effect to our recent acquisition and its financing and the as further adjusted column gives effect to our recent acquisition and its financing, this offering and the application of the estimated net proceeds as described in "Use of Proceeds," assuming no exercise of the underwriters' over-allotment option.

        You should read this table in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which are incorporated by reference in this prospectus supplement.

	As of March 31, 2011
	Actual	As adjusted(1)	As further adjusted(2)
Cash and cash equivalents	$76,155	$76,155	$129,248

Debt:
Revolving credit facility(3)	$—	$71,506	$—
Second lien term loan(4)	40,000	40,000	40,000

Total Debt	$40,000	$111,506	$40,000
Shareholders' equity:(5)
Common stock, no par value, unlimited authorized; 179,127,939 as of March 31, 2011; 181,627,939 as adjusted for the acquisition described above under the heading "Recent Developments" in the Prospectus Supplement Summary section of this prospectus supplement; 201,627,939 as further adjusted for this offering Contributed surplus	$410,391	$424,816	$549,415
Accumulated deficit	(115,500)	(115,850)	(115,850)

Total shareholders' equity	$294,891	$308,966	$433,565

Total capitalization	$334,891	$420,472	$473,565

(1)
As adjusted for the acquisition described above under the heading "Recent Developments" in the Prospectus Supplement Summary section of this prospectus supplement.

(2)
As further adjusted for this offering. This column does not give effect to the $15 million increase to the outstanding borrowings under our second lien term loan or the $15 million reduction in the outstanding balance of our revolving credit facility, as described under the heading "Recent Developments—Changes to Credit Facilities" in the Prospectus Supplement Summary section of this prospectus supplement.

(3)
On June 30, 2011, our wholly-owned subsidiary borrowed approximately $75 million. Of that $75 million, approximately $71.5 million was used to fund the purchase price of the acquisition described above under the heading "Recent Developments" in the Prospectus Supplement Summary section of this prospectus supplement, with the remainder to be used for capital expenditures, working capital and other general corporate purposes.

(4)
As of the date of this prospectus supplement, the total borrowing under the second lien term loan was $55 million. See the heading "Recent Developments—Changes to Credit Facilities" in the Prospectus Supplement Summary section of this prospectus supplement.

(5)
Based on shares of common stock outstanding as of March 31, 2011. This figure excludes 5,751,658 shares of common stock reserved for issuance pursuant to outstanding stock options as of March 31, 2011, which are exercisable at a weighted average exercise price of $3.24 per share, 310,500 shares of common stock reserved for issuance pursuant to outstanding restricted stock unit awards and 151,250 shares of common stock reserved for issuance pursuant to outstanding performance awards.

PRICE RANGE OF OUR COMMON STOCK

        Our common stock is listed on the NYSE Amex LLC under the symbol "KOG." The last reported sales price of the common stock on the NYSE Amex LLC on July 15, 2011 was $6.58. As of July 15, 2011, we had issued and outstanding 181,680,939 shares of common stock. The following table sets forth the range of high and low sales prices of our common stock on the NYSE Amex LLC.

	Price Ranges
Period Ended:	High	Low
2011
First Quarter	$7.70	$5.44
Second Quarter	7.44	4.90
Third Quarter (through July 15, 2011)	6.75	5.61
2010
First Quarter	$3.45	$2.19
Second Quarter	4.34	2.47
Third Quarter	3.63	2.43
Fourth Quarter	6.95	3.37
2009
First Quarter	$0.58	$0.16
Second Quarter	1.49	0.33
Third Quarter	2.89	0.70
Fourth Quarter	2.78	2.03
2008
First Quarter	$2.63	$1.56
Second Quarter	5.50	1.57
Third Quarter	4.84	1.11
Fourth Quarter	1.55	0.29
2007
First Quarter	$5.79	$3.57
Second Quarter	6.81	4.75
Third Quarter	5.85	3.10
Fourth Quarter	3.60	1.54

DIVIDEND POLICY

        We have never paid any cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

 DILUTION

        Purchasers of shares of our common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share. Net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value as of March 31, 2011 was approximately $294,891,000 or $1.65 per outstanding share of common stock. After giving effect to the sale of the shares of common stock pursuant to this offering and the application of the net proceeds therefrom at an assumed public offering price of $6.58 per share, which was the closing price on July 15, 2011, our net tangible book value as of March 31, 2011 would have been $419,490,000, or $2.11 per share. This represents an immediate increase in net tangible book value of $0.46 per share to existing shareholders and an immediate dilution of $4.47 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share(1)	$6.58
Net tangible book value per share as of March 31, 2011(2)	$1.65
Increase in net tangible book value per share attributable to new investors(3)	$0.46
Adjusted net tangible book value per share after this offering	$2.11
Dilution per share to new investors	$4.47

(1)
Based on the closing price of our common stock on July 15, 2011.

(2)
The Company has no intangible assets or goodwill included on its balance sheet. Net tangible book value per share represents net tangible book value of approximately $294,891,000 divided by 179,127,939 shares of our common stock outstanding at March 31, 2011, as reported in the Company's Form 10-Q for the quarter ended March 31, 2011.

(3)
Based on estimated net proceeds of the offering of approximately $124.6 million.

        The data in the table above does not give any effect to our recent acquisition, the underwriters' option to purchase up to 3,000,000 additional shares of our common stock, the exercise of outstanding stock options and the number of shares of common stock reserved for issuance under the Company's 2007 Stock Incentive Plan.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of certain material U.S. federal income tax consequences relevant to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of our common stock.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of our common stock. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of our common stock.

        No ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common stock. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Scope of this Summary

Authorities

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of our common stock acquired pursuant to this document that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Non-U.S. Holders

        For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of our common stock, other than a partnership, that is not a U.S. Holder. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of our common stock. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of our common stock.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that own our common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired our common stock in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold our common stock other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) U.S. Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are (a) U.S. expatriates or former long-term residents of the U.S. subject to Section 877 of the Code; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold our common stock in connection with carrying on a business in Canada; (d) persons whose our common stock constitute "taxable Canadian property" under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of our common stock.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. This summary does not address the tax consequences to any such partner. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of our common stock.

Tax Consequences Not Addressed

        This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of our common stock. Each U.S. Holder should consult its own tax advisor regarding the

U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax and foreign tax consequences of the acquisition, ownership, and disposition of our common stock.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of our Common Stock

Taxation of Distributions

        A U.S. Holder that receives a distribution, including a constructive distribution, with respect to our common stock will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in our common stock and thereafter as gain from the sale or exchange of such our common stock. (See "Sale or Other Taxable Disposition of our Common Stock" below). However, the Company does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to our common stock will constitute ordinary dividend income. Dividends received on our common stock generally will not be eligible for the "dividends received deduction."

        For taxable years beginning before January 1, 2013, a dividend paid to a U.S. Holder who is an individual, estate or trust by the Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if the Company is a "qualified foreign corporation" ("QFC") and certain holding period requirements for our common stock are met. The Company generally will be a QFC as defined under Section 1(h)(11) of the Code if the Company is eligible for the benefits of the Canada-U.S. Tax Convention or its shares are readily tradable on an established securities market in the U.S. However, even if the Company satisfies one or more of these requirements, the Company will not be treated as a QFC if the Company is a "passive foreign investment company (or "PFIC," as defined below) for the taxable year during which it pays a dividend or for the preceding taxable year. See the section below under the heading "Passive Foreign Investment Company Rules" below.

        If a U.S. Holder fails to qualify for the preferential tax rates discussed above, a dividend paid by the Company to the U.S. Holder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Our Common Stock

        Upon the sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in such our common stock sold or otherwise disposed of. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, our common stock has been held for more than one year.

        Such gain generally will be treated as "U.S. source" for purposes of applying the U.S. foreign tax credit rules discussed below, unless the gain is subject to tax in Canada and is resourced as "foreign source" under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as "foreign source."

        Preferential rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

        If the Company were to constitute a PFIC (as defined below) for any year during a U.S. Holder's holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder's acquisition, ownership and disposition of our common stock.

        The Company generally will be a PFIC under Section 1297 of the Code if, for a taxable year, (a) 75% or more of the gross income of the Company for such taxable year is passive income or (b) 50% or more of the average quarterly value of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. "Gross income" generally means all revenues less the cost of goods sold, and "passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation's commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

        In addition, for purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other foreign corporation and (b) received directly a proportionate share of the income of such other foreign corporation. In addition, for purposes of the PFIC income test and asset test described above, "passive income" does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a "related person" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

        Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a "Subsidiary PFIC"), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

        The Company does not believe that it was a PFIC during the prior taxable year, and based on current business plans and financial expectations, the Company does not believe that it will be a PFIC for the current taxable year. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that the Company has never been and will not become a PFIC for any taxable year during which U.S. Holders hold our common stock.

        If the Company were a PFIC in any taxable year and a U.S. Holder held our common stock, such holder generally would be subject to special rules with respect to "excess distributions" made by the Company on our common stock and with respect to gain from the disposition of our common stock. An "excess distribution" generally is defined as the excess of distributions with respect to our common stock received by a U.S Holder in any taxable year over 125% of the average annual distributions such U.S. Holder has received from the Company during the shorter of the three preceding taxable years, or such U.S. Holder's holding period for our common stock. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of our common stock ratably over its holding period for our common stock. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior taxable years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

        While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the "qualified electing fund" election under Section 1295 of the Code (the "QEF Election") and the "mark to market" election under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner. U.S. Holders should be aware that, for each taxable year, if any, that the Company is a PFIC, the Company can provide no assurances that it will satisfy the record keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect of the Company or any Subsidiary PFIC. U.S. Holders are urged to consult their own tax advisers regarding the potential application of the PFIC rules to the ownership and disposition of our common stock, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Considerations

Additional Tax on Passive Income

        Certain U.S. Holders who are individuals, estates or trusts will be required to pay up to an additional 3.8% tax on, among other things, dividends and capital gains for taxable years beginning after December 31, 2012. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our common stock.

Receipt of Foreign Currency

        The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of our common stock, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

        A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on our common stock generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Company generally will constitute "foreign source" income and generally will be categorized as "passive category income." The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

        Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their shares of our common stock are held in an account at a domestic financial institution. Penalties for failure to file certain of these information returns are substantial. U.S. Holders of our common stock should consult with their own tax advisors regarding the requirements of filing information returns and any applicable U.S. federal income tax elections.

        Payments made within the U.S. of dividends on, and proceeds arising from the sale or other taxable disposition of, our common stock generally may be subject to information reporting and backup withholding at a 28% rate (increasing to 31% for payments made after December 31, 2012) if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalties of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own tax advisor regarding application of the information reporting and backup withholding rules to them.

 CERTAIN ERISA CONSIDERATIONS

        The common stock may be purchased and held by an employee benefit plan, an individual retirement account or other plan (a "Plan") subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Code and/or other similar laws. A fiduciary of a Plan subject to ERISA, Section 4975 of the Code and/or such other laws must determine that the purchase and holding of the common stock is consistent with its fiduciary duties. The fiduciary of a Plan subject to ERISA, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of the common stock does not result in a non-exempt prohibited transaction as provided under Sections 406 and 408 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of the common stock who is subject to ERISA, Section 4975 of the Code and/or a similar law will be deemed to have represented by its acquisition and holding of the common stock that such acquisition and holding does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated July             , 2011, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
KeyBanc Capital Markets Inc.
Wells Fargo Securities, LLC

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 3,000,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $            per share. After the public offering, the representative may change the public offering price and concession.

        We estimate that our out-of-pocket expenses for this offering will be approximately $750,000.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including allowing us to issue shares, up to 5% of our outstanding shares after giving effect to this offering, in connection with an acquisition, provided that the recipient executes a "lock-up" agreement; and allowing us to issue shares under any employee benefit plan or upon conversion or exercise of any outstanding securities. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including allowing our officers and directors to sell no more than 1,000,000 shares of our common stock during the restricted period. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        The shares of common stock have been approved for listing on the NYSE Amex LLC under the symbol "KOG."

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex LLC or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        Each of the underwriters may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell common stock in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

Conflicts of Interest

        From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. Certain affiliates of Wells Fargo Securities, LLC are administrative agents to and sole lenders under our revolving credit facility and second lien term loan agreement. A portion of the net proceeds of this offering will be used to reduce our indebtedness to such sole lender under our revolving credit facility and affiliates of Wells Fargo Securities, LLC may receive more than 5 percent of the net proceeds of this offering. Thus, Wells Fargo Securities, LLC has a "conflict of interest" as defined in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121 of the Conduct Rules. Wells Fargo Securities, LLC will not make sales to discretionary accounts without the prior written consent of the customer. The appointment of a "qualified independent underwriter" is not required in connection with this offering, as a "bona fide public market," as defined in Rule 5121, exists for our common shares. Our credit agreements were negotiated on an arms-length basis and contain customary terms pursuant to which the lenders receive customary fees.

NOTICE TO EUROPEAN ECONOMIC AREA RESIDENTS

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement (the " Shares") may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

        (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

        (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

        (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

 NOTICE TO UNITED KINGDOM RESIDENTS

        Each underwriter has represented and agreed that:

        (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

        (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

NOTICE TO SWITZERLAND RESIDENTS

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common stock is not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common stock may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, our common stock may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common stock may be made available through a public offering in or from Switzerland. Our common stock may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

 LEGAL MATTERS

        Miller Thomson LLP, Vancouver, British Columbia will pass upon for us the validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus. Certain matters relating to U.S. law and the offering are being passed upon for us by Dorsey & Whitney LLP, Seattle, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Kodiak Oil & Gas Corp. as of December 31, 2010, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2010 incorporated by reference in this prospectus supplement and the effectiveness of internal control over financial reporting as of December 31, 2010, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its reports appearing in our Annual Report on Form 10-K for the year ended December 31, 2010. Additionally, the statements of operating revenues and direct operating expenses of the Peak Grasslands, LLC properties acquired by the Company for the period from March 1, 2009 (inception) to December 31, 2009 incorporated by reference into this prospectus supplement have been audited by Hein & Associates LLP, as stated in its report appearing in our Current Report on Form 8-K filed on November 4, 2010.

        The statement of revenues and direct operating expenses of Ursa Resources Group LLC Properties to be Divested, for the period from January 20, 2011 (Inception) to March 31, 2011, included as Exhibit 99.1 to Kodiak Oil and Gas Corp.'s Current Report on Form 8-K dated June 29, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        Estimates of the oil and gas reserves of Kodiak Oil & Gas Corp. and related future net cash flows and present values thereof, included in this prospectus supplement, were based upon our proved reserve estimates as of December 31, 2010, December 31, 2009 and December 31, 2008 prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers and our proved reserve estimates as of December 31, 2007 audited by Netherland, Sewell & Associates, Inc. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        As of July 15, 2011, certain partners of Miller Thomson LLP owned 15,500 common shares in the capital of the Company.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the SEC's web site at www.sec.gov. We also maintain an Internet site at www.kodiakog.com that contains information concerning us and our affiliates. The information at our Internet site is not incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should not consider it to be part of this prospectus supplement and the accompanying prospectus.

        In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces or territories. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval at http://www.sedar.com, which is commonly known by the acronym "SEDAR," the Canadian equivalent of the SEC's EDGAR system.

        We have included the accompanying prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in this prospectus supplement or the accompanying prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus supplement and the accompanying prospectus describe the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

INCORPORATION OF INFORMATION BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the termination of this offering (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit). We also incorporate by reference the documents listed below:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

  •
  Our Current Reports on Form 8-K filed on January 6, 2011 (solely with respect to Items 5.02 and 9.01), February 25, 2011, April 5, 2011, April 19, 2011 (solely with respect to Items 1.01 and 9.01), May 26, 2011 (as amended by Amendment No. 1 on Form 8-K/A, filed on June 29, 2011), June 14, 2011, June 21, 2011, June 30, 2011, June 30, 2011 (solely with respect to Items 2.01, 2.03, 3.02 and 9.01) and July 18, 2011;

  •
  The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2010, and the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2009 and the year ended December 31, 2009, each contained in Amendment No. 1 to our Current Report on Form 8-K filed on December 2, 2010;

  •
  The statements of operating revenues and direct operating expenses of the properties acquired by Kodiak Oil & Gas (USA) Inc. on November 30, 2011 for the period from March 1, 2009 (inception) to December 31, 2009, the nine month period ended September 30, 2010 (unaudited) and the period from March 1, 2009 (inception) to September 30, 2009 (unaudited), each contained in our Current Report on Form 8-K filed on November 4, 2010; and

  •
  The description of our common stock contained on Form 8-A that was filed with the SEC on June 20, 2006.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of such documents that are incorporated by reference but not delivered with the prospectus supplement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates). Written or oral requests should be directed to:

    Kodiak Oil & Gas Corp.
    Attn: James P. Henderson
    1625 Broadway, Suite 250
    Denver, Colorado 80202
    (303) 592-8075

        Any statement contained in this prospectus supplement, the accompanying prospectus or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any subsequently filed document that is incorporated by reference modifies or supersedes such statement. The making of a modified or superseded statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

Common Stock

Debt Securities

Warrants

Guarantee of Debt Securities by

Kodiak Oil & Gas (USA) Inc.

        We or our selling securityholders may offer, from time to time, in one or more series:

•
unsecured senior debt securities;

•
unsecured subordinated debt securities;

•
shares of common stock; and

•
warrants to purchase debt securities, common stock or other securities.

        The securities:

•
will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•
may be offered separately or together, or in separate series;

•
may be convertible into or exchangeable for other securities;

•
may be guaranteed by our subsidiary; and

•
may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

        Our common stock is listed on the NYSE Amex LLC under the symbol "KOG." The last reported sale price of our common stock on the NYSE Amex on June 28, 2011 was $5.84 per share.

        Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide the specific terms of the securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.

        You should read this prospectus and any prospectus supplement carefully before you invest, including the Risk Factors which begin on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 29, 2011

PROSPECTUS

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities we or our selling securityholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us or our selling securityholders in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information discussed in this prospectus, our filings with the SEC and our public releases include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped operated and non-operated acreage positions;

  •
  future capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;

  •
  unsuccessful drilling and completion activities and the possibility of resulting write-downs;

  •
  geographical concentration of our operations;

  •
  constraints imposed on our business and operations by our credit agreements and our ability to generate sufficient cash flows to repay our debt obligations;

  •
  availability of borrowings under our credit agreements;

  •
  termination fees related to drilling rig contracts;

  •
  increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

  •
  our ability to successfully drill wells that produce oil or natural gas in commercially viable quantities;

  •
  failure to meet our proposed drilling schedule;

  •
  financial losses and reduced earnings related to our commodity derivative agreements, and failure to produce enough oil to satisfy our commodity derivative agreements;

  •
  historical incurrence of losses;

  •
  adverse variations from estimates of reserves, production, production prices and expenditure requirements, and our inability to replace our reserves through exploration and development activities;

  •
  hazardous, risky drilling operations and adverse weather and environmental conditions;

  •
  limited control over non-operated properties;

  •
  reliance on a limited number of customers;

  •
  title defects to our properties and inability to retain our leases;

  •
  incorrect estimates of proved reserves, the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs of properties that we acquire;

  •
  our ability to successfully develop our large inventory of undeveloped operated and non-operated acreage;

  •
  our ability to retain key members of our senior management and key technical employees, and conflicts of interests with respect to our directors;

  •
  marketing and transportation constraints in the Williston Basin;

  •
  federal and tribal regulations and laws;

  •
  our current level of indebtedness and the effect of any increase in our level of indebtedness;

  •
  risks in connection with potential acquisitions and the integration of significant acquisitions;

  •
  price volatility of oil and natural gas prices, and the effect that lower prices may have on our net income and shareholders' equity;

  •
  a decline in oil or natural gas production or oil or natural gas prices, and the impact of general economic conditions on the demand for oil and natural gas and the availability of capital;

  •
  impact of environmental, health and safety, and other governmental regulations, and of current or pending legislation;

  •
  effects of competition;

  •
  effects of seasonal factors;

  •
  lack of availability of drilling rigs, equipment, supplies, insurance, personnel and oil field services;

  •
  further sales or issuances of common stock; and

  •
  our common stock's limited trading history.

        Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the SEC that are incorporated by reference herein and in the section entitled "Risk Factors" included elsewhere in this prospectus. For additional information regarding risks and uncertainties, please read our filings with the SEC under the Exchange Act and the Securities Act, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus and the documents incorporated by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

 OUR COMPANY

        Kodiak Oil & Gas Corp. is an independent energy company focused on the exploration, exploitation, acquisition and production of crude oil and natural gas in the United States. Our corporate strategy is to internally identify prospects, acquire lands encompassing those prospects and evaluate those prospects using subsurface geology and geophysical data and exploratory drilling. Using this strategy, we have developed an oil and natural gas portfolio of proved reserves, as well as development and exploratory drilling opportunities on high potential conventional and non-conventional oil and natural gas prospects.

        Our oil and natural gas reserves and operations are concentrated in two Rocky Mountain basins, the Williston Basin of North Dakota and Montana and the Green River Basin of Wyoming and Colorado. The most significant prospects in our portfolio are our assets in the Williston Basin of North Dakota and Montana that are prospective for oil from the Bakken and Red River formations. The principal target of drilling in this area is the Bakken Shale hydrocarbon system highlighted by production from the Middle Bakken member, located between two Bakken shales that serve as the source rock, and the Three Forks member, positioned immediately below the Lower Bakken Shale.

        We are a Canadian corporation that is subsisting under the Business Corporation Act (Yukon Territory). Our principal executive office is located at 1625 Broadway, Suite 250, Denver, Colorado 80202, and our telephone number is (303) 592-8075. Information contained on our website, www.kodiakog.com, is not part of this prospectus.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
						Three months ended March 31, 2011
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income before income taxes and fixed charges. "Fixed charges" include interest, whether expensed or capitalized. Earnings for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 were insufficient to cover fixed charges by $2.8, $38.2, $56.5, $2.5 and $1.8 million, respectively. Earnings for the three months ended March 31, 2011 were insufficient to cover fixed charges by $6.0 million.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and the documents incorporated by reference, you should carefully consider the risk factors identified herein and under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our filings under the Securities Exchange Act of 1934, as amended. For more information, see the section entitled "Where You Can Find More Information." These risks could materially affect our business, results of operations or financial condition. You could lose all or part of your investment.

        This prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus. See "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus.

Risks Relating to our Debt Securities

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities or to sell any such debt securities at a price that you deem sufficient.

        Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any debt securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

  •
  that a market for any series of debt securities will develop or continue;

  •
  as to the liquidity of any market that does develop; or

  •
  as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

Holders of debt securities may be structurally subordinated to the creditors of our subsidiary.

        Currently, our subsidiary conducts substantially all of our operations and owns substantially all of our operating assets. As a result, our ability to make required payments on our debt securities depends on the performance of our subsidiary and its ability to distribute funds to us. The ability of our subsidiary to make distributions to us may be restricted by, among other things, contractual provisions and applicable state laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of our debt securities or to repurchase our debt securities upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of our debt securities. We cannot assure you that we would be able to refinance our debt securities.

A holder's right to receive payments on the debt securities is effectively subordinate to the rights of any existing and future secured creditors. Further, any guarantee of senior debt securities by a subsidiary guarantor, if any, is effectively subordinated to the subsidiary guarantor's existing and future secured indebtedness.

        Holders of our secured indebtedness and the secured indebtedness of a subsidiary guarantor, if applicable, will have claims that are prior to the claims of holders of the senior debt securities to the extent of the value of the assets securing that other indebtedness. The senior debt securities will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior debt securities. As a result, holders of senior debt securities may receive less, ratably, than holders of secured indebtedness.

        In addition, a subsidiary will be permitted to incur additional indebtedness under the indenture governing the debt securities sold pursuant to this prospectus. As a result, holders of such debt securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness of a subsidiary. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities and holders of indebtedness or guarantees issued by our subsidiaries, will generally have priority as to the assets of our subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the debt securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the debt securities to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if, at the relevant time, the sum of its debts and other liabilities, including contingent liabilities, was greater than the sum of its assets at a fair valuation, and a guarantor that was generally not then paying its debts as they became due would be presumed to be insolvent.

 USE OF PROCEEDS

        Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by us pursuant to this prospectus and any prospectus supplement will be used for general corporate purposes. General corporate purposes may include any of the following:

  •
  repaying debt;

  •
  providing working capital;

  •
  funding capital expenditures;

  •
  paying for possible acquisitions or the expansion of our businesses; or

  •
  repurchasing our capital stock.

        We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

        We will not receive any of the proceeds from the sale of our securities by selling securityholders.

 DILUTION

        We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

  •
  the net tangible book value per share of our equity securities before and after the offering;

  •
  the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

  •
  the amount of the immediate dilution from the public offering price that will be absorbed by such purchasers.

 DESCRIPTION OF COMMON STOCK

        We are authorized to issue an unlimited number of shares of common stock. As of June 28, 2011, there were 179,180,939 shares of our common stock issued and outstanding. Our common stock is traded on the NYSE Amex under the symbol "KOG."

        Holders of our common stock are entitled to receive any dividends that may from time to time be declared by our board of directors. See "Risk Factors—Risks Relating to Our Common Stock." We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. Holders of our common stock are entitled to one vote per share on all matters brought to a vote of the shareholders. Because holders of our common stock do not have cumulative voting rights, the holders of a majority of our common stock represented at a meeting can select all of the directors. At least two persons must be present in person, each being a shareholder entitled to vote or a duly appointed proxy for an absent shareholder so entitled and together holding or representing by proxy not less than 5% of the outstanding shares of the Company to satisfy the quorum requirement under our governing articles.

        Holders of our common stock have no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions for the common stock, nor is the common stock subject to calls or assessments by us. All shares of our common stock outstanding on the date of this prospectus have been legally issued and are fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share equally, share-for-share, in the assets of the Company available for distribution after payment to all our creditors.

        The Transfer Agent and Registrar for the common stock is Computershare Investor Services Inc.

DESCRIPTION OF DEBT SECURITIES

        We will issue our debt securities under an indenture among us, as issuer, the Trustee and our subsidiary, named as a co-registrant, or the Subsidiary Guarantor. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. We, the Trustee and the Subsidiary Guarantor may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions. The identity of the Trustee, and the Subsidiary Guarantor, will be set forth in a prospectus supplement that we will issue related to this prospectus that will describe the specific terms of any series of debt securities that we may issue that are covered by this prospectus.

        This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of senior indenture and subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which we may issue a series of debt securities. All references in this description to "we," "our" or "us" are to Kodiak Oil & Gas Corp. and not to any of its subsidiaries.

The Debt Securities

        Any series of debt securities that we issue:

  •
  will be our general obligations;

  •
  will be general obligations of the Subsidiary Guarantor, if any, that guarantees that series; and

  •
  may be subordinated to our senior indebtedness, with any guarantees also being subordinated to any senior indebtedness.

        The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

        We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the debt securities may be issued;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

  •
  the dates on which the principal and premium, if any, of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any conversion or exchange provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantor;

  •
  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

  •
  any changes to or additional Events of Default (as defined below) or covenants;

  •
  the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

  •
  any other terms of the debt securities.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

  •
  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

  •
  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

        At our option, we may make interest payments by check mailed to the registered holders of any debt securities not in global form or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Subsidiary Guarantees

        Our payment obligations under any series of debt securities may be guaranteed by our Subsidiary Guarantor. If a series of debt securities is so guaranteed, the Subsidiary Guarantor will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will identify the Subsidiary Guarantor and will describe the terms of any guarantee by the Subsidiary Guarantor.

        We do not have any independent assets or operations, any subsidiary guarantee will be full and unconditional and joint and several, and we do not have any subsidiaries other than that subsidiary named in the registration statement of which this prospectus forms a part.

        The obligations of the Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Subsidiary Guarantor; and

  •
  any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

        The guarantee of the Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, the Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

  •
  automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect equity interests in the Subsidiary Guarantor;

  •
  automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

  •
  upon our delivery of a written notice to the Trustee of the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities, other than a release resulting from a payment of such guarantees.

        If a series of debt securities is guaranteed by the Subsidiary Guarantor and is designated as subordinate to our senior indebtedness, then any guarantee by the Subsidiary Guarantor will be subordinated to the senior indebtedness of the Subsidiary Guarantor to substantially the same extent as the series is subordinated to our senior indebtedness. See "Description of Debt Securities—Subordination."

Ranking and Other Indebtedness

        The Debt Securities will be structurally subordinated to all existing and future liabilities of the Subsidiary Guarantor, including trade payables and other indebtedness.

Covenants

        The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

        So long as any debt securities are outstanding, we will:

  •
  for as long as we are required to file information with the SEC pursuant the Exchange Act, file with the Trustee, within 30 days after we file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

  •
  if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 30 days after we would have been required to file with the SEC, financial statements and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

        A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

        Each of the following events will be an "Event of Default" under the Indenture with respect to a series of debt securities:

  •
  default in any payment of interest on any debt securities of that series when due that continues for 30 days;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantor, by the Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

  •
  certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantor, of the Subsidiary Guarantor; or

  •
  if the series of debt securities is guaranteed by the Subsidiary Guarantor:

  •
  any of the guarantees by the Subsidiary Guarantor cease to be in full force and effect, except as otherwise provided in the Indenture;

  •
  any of the guarantees by the Subsidiary Guarantor are declared null and void in a judicial proceeding; or

  •
  the Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

        If an Event of Default, other than an Event of Default with respect to us described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

        A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the Subsidiary Guarantor, the Subsidiary Guarantor, of the default and such default is not cured (or waived) within 60 days after receipt of notice.

        If an Event of Default with respect to us described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

        The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

  •
  rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

  •
  all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

        If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

  •
  such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

  •
  such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

  •
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

  •
  conflicts with law;

  •
  is inconsistent with any provision of the Indenture;

  •
  the Trustee determines is unduly prejudicial to the rights of any other holder; or

  •
  would involve the Trustee in personal liability.

        Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we and the Subsidiary Guarantor are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and the Subsidiary Guarantor have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

        If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

        We may amend the Indenture without the consent of any holder of debt securities to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

  •
  provide for the assumption by a successor of our obligations under the Indenture;

  •
  add the Subsidiary Guarantor with respect to any series of the debt securities;

  •
  change or eliminate any restriction on the payment of principal of, or premium, if any, on any series of subordinated debt securities;

  •
  secure any series of the debt securities or any related guarantee;

  •
  add covenants for the benefit of the holders or surrender any right or power conferred upon us or the Subsidiary Guarantor;

  •
  make any change that does not adversely affect the rights under the Indenture of any holder;

  •
  add or appoint a successor or separate Trustee;

  •
  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

  •
  establish the form or terms of any new series of debt securities.

        In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

  •
  reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any debt securities;

  •
  reduce the principal of or extend the stated maturity of any debt securities;

  •
  reduce any premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

  •
  make any debt securities payable in other than U.S. dollars;

  •
  impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder's debt securities on or after the applicable due date;

  •
  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

  •
  release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

  •
  make any change in the amendment provisions which require each holder's consent;

  •
  make any change in the waiver provisions; or

  •
  release the Subsidiary Guarantor other than as provided in the Indenture or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders of any series of debt securities becomes effective, we are required to mail to all holders a notice briefly describing the amendment with respect to other holders. The failure to give, or any defect in, such notice to any holder, however, will not impair or affect the validity of the amendment with respect to other holders.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

  •
  compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

  •
  any past default under the Indenture, subject to certain rights of the Trustee under the Indenture; except that such majority of holders may not waive a default:

  •
  in the payment of principal, premium, if any, or interest; or

  •
  in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

        At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate certain of our obligations, including those:

  •
  relating to the defeasance trust;

  •
  to register the transfer or exchange of the debt securities of that series;

  •
  to replace mutilated, destroyed, lost or stolen debt securities of that series; or

  •
  to maintain a registrar and paying agent in respect of the debt securities of that series.

        If we exercise either our legal defeasance option or our covenant defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

        At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under:

  •
  covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

  •
  the bankruptcy provisions with respect to the Subsidiary Guarantor, if any; and

  •
  the guarantee provision described under "Events of Default" above with respect to that series of debt securities.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to the Subsidiary Guarantor, if any) or sixth bullet points under "—Events of Default" above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

        In order to exercise either defeasance option, we must:

  •
  irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or final maturity, as the case may be;

  •
  comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

  •
  deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Subordination

        Debt securities of a series may be subordinated to our "Senior Indebtedness," which we define generally to include any obligation created or assumed by us (or, if the series is guaranteed, the Subsidiary Guarantor) for the repayment of borrowed money and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantor), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantor). Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of the Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of ours or, if applicable, of the Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantor's assets, to creditors:

  •
  upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantor; or

  •
  in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantor.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive capital stock in us and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

        If we do not pay any principal, premium, if any, or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

  •
  make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

  •
  make any deposit for the purpose of defeasance of the subordinated debt securities; or

  •
  repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, and until,

  •
  the default has been cured or waived and any declaration of acceleration has been rescinded;

  •
  the Senior Indebtedness has been paid in full in cash; or

  •
  we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

        Generally, "Designated Senior Indebtedness" will include:

  •
  any specified issue of Senior Indebtedness of at least $50 million; and

  •
  any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

        During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

        The Payment Blockage Period may be terminated before its expiration:

  •
  by written notice from the person or persons who gave the Blockage Notice;

  •
  by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

  •
  if the default giving rise to the Payment Blockage Period is no longer continuing.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

        We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

        DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

        DTC advises us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the United States Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

        DTC is owned by a number of its participants, including the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. The rules that apply to DTC and its participants are on file with the SEC.

        DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We, the Subsidiary Guarantor, the Trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Subsidiary Guarantor, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

        Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in

"street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, the Subsidiary Guarantor or us.

        Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and, in either event, a successor depositary is not appointed by us within 90 days; or

  •
  an Event of Default occurs and DTC notifies the Trustee of its decision to require that all of the debt securities of a series be represented by certificated securities.

The Trustee

        We may appoint a separate trustee for any series of debt securities. We use the term "Trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

        The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

  •
  the title of the warrants;

  •
  the designation, amount and terms of the securities for which the warrants are exercisable;

  •
  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

  •
  the price or prices at which the warrants will be issued;

  •
  the aggregate number of warrants;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

  •
  if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the maximum or minimum number of warrants that may be exercised at any time; and

  •
  information with respect to book-entry procedures, if any.

Warrant Agreements

        We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and one or more banks, trust companies or other financial institutions, as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

        The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.

Form, Exchange, and Transfer

        We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent's office or any other office indicated in the applicable prospectus supplement or other offering material.

        Prior to the exercise of their warrants, holders of warrants will not have any rights of holders of the common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the common stock purchasable upon such exercise.

Exercise of Warrants

        A warrant will entitle the holder to purchase for cash an amount of equity securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement or other offering material. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement or other offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement or other offering material.

        Warrants may be exercised as set forth in the applicable prospectus supplement or other offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or other offering material, we will forward, as soon as practicable, the common stock purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

 PLAN OF DISTRIBUTION

        We or selling securityholders may sell securities pursuant to this prospectus (i) through underwriters or dealers, (ii) through agents, (iii) directly to one or more purchasers or (iv) through a combination of any such methods of sale. The prospectus supplement relating to any offering of securities may include the following information:

  •
  the terms of the offer;

  •
  the names of any underwriters, dealers or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities from us;

  •
  the net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions or other items constituting underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sales through Underwriters or Dealers

        If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

        Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

        If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction. If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

        Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act of 1933.

        If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with the National Association of Securities Dealers Conduct Rule 2720 (or any successor rule).

Direct Sales and Sales through Agents

        We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

        We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Arrangements

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

        In addition, sales not covered by this prospectus may also be made pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933.

        To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Sales by Selling Securityholders

        In addition, to the extent this prospectus is used by any selling securityholder to resell common stock or other securities, information with respect to the selling securityholder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, that are incorporated by reference.

 LEGAL MATTERS

        Certain legal matters with respect to the enforceability of debt securities and the validity of the guarantee of debt securities will be passed upon for us by Dorsey & Whitney LLP. Certain legal matters with respect to the validity of the shares of common stock, debt securities and warrants offered by this prospectus will be passed upon for us by Miller Thomson LLP, Vancouver, British Columbia. Underwriters, dealers, agents and selling securityholders, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

        The consolidated financial statements of Kodiak Oil & Gas Corp. as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 incorporated by reference in this prospectus, and the effectiveness of internal control over financial reporting as of December 31, 2010, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report appearing in our Annual Report on Form 10-K for the year ended December 31, 2010. The statements of operating revenues and direct operating expenses of the properties acquired by Kodiak Oil & Gas (USA) Inc. on November 30, 2010, for the period from March 1, 2009 (inception) to December 31, 2009 have also been audited by Hein & Associates LLP, as stated in its report appearing in our current report on Form 8-K filed on November 4, 2010. Such Financial Statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Estimates of the oil and gas reserves of Kodiak Oil & Gas Corp. and related future net cash flows and present values thereof included in this prospectus were based upon our proved reserve estimates as of December 31, 2010 and December 31, 2009 and December 31, 2008 prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        As of June 28, 2011, certain partners of Miller Thomson LLP owned 15,500 common shares in the capital of the Company.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the SEC's web site at www.sec.gov. We also maintain an Internet site at www.kodiakog.com that contains information concerning us and our affiliates. The information at our Internet site is not incorporated by reference in this prospectus, and you should not consider it to be part of this prospectus.

        In addition, we are subject to the filing requirements prescribed by the securities legislation of the Canadian provinces of British Columbia and Alberta. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval at http://www.sedar.com, which is commonly known by the acronym "SEDAR," the Canadian equivalent of the SEC's EDGAR system.

        We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in this prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

INCORPORATION OF INFORMATION BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will be automatically updated and supersede that information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit) after the date of this prospectus and until the termination of this offering:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2010, as filed on March 3, 2011;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

  •
  Our Current Reports on Form 8-K filed on January 6, 2011, February 25, 2011, March 3, 2011, April 5, 2011, April 19, 2011, May 26, 2011 (as amended by Amendment No. 1 on Form 8-K/A filed on June 29, 2011), June 14, 2011 and June 21, 2011;

  •
  The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2010, and the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2009 and the year ended December 31, 2009, each contained in our Current Report on Form 8-K, as amended, filed on December 2, 2010;

  •
  The statements of operating revenues and direct operating expenses of the properties acquired by Kodiak Oil & Gas (USA) Inc. on November 30, 2011 for the period from March 1, 2009 (inception) to December 31, 2009, the nine month period ended September 30, 2010 (unaudited) and the period from March 1, 2009 (inception) to September 30, 2009 (unaudited), each contained in our Current Report on Form 8-K filed on November 4, 2010; and

  •
  The description of our common stock contained on Form 8-A that was filed with the SEC on June 20, 2006.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of such documents that are incorporated by reference but not delivered with the prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests should be directed to:

Kodiak Oil & Gas Corp.
Attn: Lynn A. Peterson
1625 Broadway, Suite 250
Denver, Colorado 80202
(303) 592-8075

        Any statement contained in this prospectus or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any subsequently filed document that is incorporated by reference modifies or supersedes such statement. The making of a modified or superseded statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus or any accompanying prospectus supplement.